Exhibit 99.1

Terrapin Partners and Boise Cascade Enter Into Agreements With
Certain Aldabra 2 Investors

New York, NY – February 1, 2008 – Aldabra 2 Acquisition Corp. (AMEX: AII.U, AII, AII.WS) (the “Company”) announced today that contingent value rights agreements (the “Agreements”) have been entered by and among certain investors (the “Investors”) and Terrapin Partners Venture Partnership (“Terrapin”), Boise Cascade, L.L.C. (“Boise Cascade” and, together with Terrapin, the “Grantors”), and the Company such that the Investors will receive from Terrapin and Boise Cascade certain contingent value rights (“CVRs”) to receive payments in cash, shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), or a combination of cash and Shares, and such Investors agreed to vote in favor of certain proposals recommended by the management of the Company for approval at the special meeting of stockholders of the Company, to be held on February 5, 2008, and any adjournment or postponement thereof (the “Special Meeting”).

As of February 1, 2008, approximately 40 institutional shareholders have executed Agreements, thereby agreeding to vote in favor of all the proposals set forth in the definitive proxy statement, filed with the Securities and Exchange Commission on January 23, 2008 (the “Definitive Proxy Statement”).

Pursuant to the Agreements, as of February 1, 2008, the Grantors gave the Investors CVRs equal to the number of Shares held by each Investor or the number of Shares such Investor had the right to vote at the Special Meeting.

In order to receive a settlement of the CVRs, (i) the Common Stock’s Anniversary Price (defined as the arithmetical average of the volume weighted average trading price of the Common Stock as reported by Bloomberg Professional Service for the period beginning 9:30 a.m., New York City time and ending at 4:00 p.m., New York City time for the 30 trading days prior to February 5, 2009) must be less than $10.50 and (ii) the Investor must give written notice to the Grantors requesting payment of the CVRs between February 6, 2009 and February 15, 2009.  Subject to certain adjustments set forth in the Agreement, the Grantors will pay or transfer to each Investor an amount (the “CVR Payment”) per CVR by which the Anniversary Price is less than $10.50, up to a maximum of $1.00.

The CVR Payment, if any, will be paid by each Grantor, in its sole discretion, in cash, Shares, or a combination of cash and Shares.  The Grantors will be jointly and severally liable to the Investor for the CVR Payment, but as between the Grantors, each Grantor will be individually liable for 50% of the CVR Payment.

For purposes of determining the number of Shares that may be transferred to the Investor upon settlement of CVRs, the value of each Share will equal the higher of the Anniversary Price or $9.00. Each Grantor (or, in the case of Boise Cascade, its affiliates) must retain such number of Shares as are necessary to make the CVR Payment in full.

In exchange for the CVR, each Investor will cause each Share of which the Investor is the beneficial owner or of which such Holder has the right to direct the voting to be voted in favor of each proposal set forth in the Company’s Definitive Proxy Statement, as the same may be amended or supplemented from time to time, or otherwise as Nathan Leight or Jason Weiss may direct on behalf of the Company in writing.  Pursuant to the Agreements, the Investors will not exercise any conversion rights in respect of such Shares and will revoke any such exercise previously made.

The Grantors and the Company will have no obligations regarding the CVRs (including, without limitation, settlement) unless the transactions contemplated by the Purchase and Sale Agreement, dated as of September 7, 2007, by and among Boise Cascade, Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., the Company and Aldabra Sub L.L.C. (as the same has been and may be amended from time to time, the “Purchase Agreement”) are closed substantially on the terms set forth in the Company’s Definitive Proxy Statement.

The CVRs and the obligations thereunder will automatically terminate (i) if the Purchase Agreement is terminated in accordance with its terms or (ii) if prior to February 5, 2009, the closing price of the Shares as reported on

Bloomberg is $10.50 or greater for (a) any 20 days of any period of 30 consecutive trading days or (b) 10 consecutive trading days.

ABOUT ALDABRA

Aldabra 2 Acquisition Corp. is a special purpose acquisition corporation that was formed to acquire an unidentified operating business.  Aldabra consummated its IPO on June 22, 2007, receiving gross proceeds of $414 million through the sale of 41.4 million units of its securities at $10.00 per unit (following the exercise of the underwriters’ over-allotment).

ADDITIONAL INFORMATION

Copies of the proxy statement and other relevant documents filed by Aldabra, which contain information about Aldabra and the Combined Paper Businesses, are available without charge at the SEC's Internet site (http://www.sec.gov).

Stockholders of Aldabra are urged to read the proxy statement regarding its proposed acquisition of the Combined Paper Businesses.

The Company, its current directors and executive officers, and certain individuals nominated to serve as the Company’s directors or executive officers following the proposed acquisition may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with such acquisition.  In addition, Lazard Capital Markets LLC and Pali Capital, Inc., two of the underwriters for the Company’s IPO, may assist in these efforts and may also be deemed to be participants in such solicitations of proxies.  In connection with the Company’s IPO, the Company has agreed to pay the underwriters for the IPO an underwriting discount, a portion of which (in the amount of $12,420,000) would not be payable unless and until the Company completes a business combination. The Company will not pay the underwriters additional fees in connection with any such efforts.  Information regarding the Company's current directors and executive officers is available in the Company’s Registration Statement on Form S-1 (Registration Nos. 333-141398 and 333-143890), which was filed with the SEC on March 19, 2007, and subsequent amendments thereto, and are also contained in the Company’s preliminary proxy statement.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statements filed with the SEC.

In connection with the proposed acquisition, the Company has filed with the SEC a definitive proxy statement and other relevant documents.  These materials will contain important information, and we caution investors to carefully read them before making a decision concerning the transaction.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: costs associated with running the Combined Paper Businesses by Boise Inc. as a stand-alone business; uncertainties as to the timing of the acquisition and the ability to obtain financing; approval of the transaction by Aldabra’s stockholders; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals;  the competitive environment in the paper industry of and competitive responses to the proposed acquisition; and other factors listed from time to time in the Company’s public filings with the SEC, including, without limitation, the Company’s quarterly reports on Form 10-Q and the Company’s current reports on Form 8-K.

Contact:
If you should have any questions regarding the contents of this press release or the terms of the CVR arrangements, please feel free to contact Sanjay Arora at 212-410-4120.

Additional Contacts:
Josh Hochberg or Elyse Lavinio
Sloane & Company on behalf of Aldabra 2 Acquisition Corp.
(212) 486-9500

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